Exhibit 10.3

AMENDMENT TO THE

TALX CORPORATION 2006-2008 LONG TERM INCENTIVE PLAN FOR

SELECTED KEY EXECUTIVE EMPLOYEES

WHEREAS, TALX Corporation (“Company”) previously adopted the TALX Corporation 2006-2008 Long Term Incentive Plan for Selected Key Executives (“Plan”); and

WHEREAS, pursuant to Section 7 thereof, the Company reserved the right of the Compensation Committee of the Board of Directors and/or the President and Chief Executive Officer of the Company to amend the Plan under special circumstances; and

WHEREAS, effective as of April 1, 2005, the Company desires to amend the Plan for the purpose of complying with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”);

NOW THEREFORE, effective as of April 1, 2005, the Plan is amended as follows:

1.            Section 4.2 of the Plan is deleted in its entirety and replaced with the following:

4.2	Participants

The individuals selected by the Committee and/or President/CEO to be participants shall be deemed participants in the Plan from the beginning of the Plan Period (i.e., from April 1, 2005), unless a different participation date is specifically designated. Such individual shall continue to be a participant in the Plan until the date of his/her termination of employment for any reason or a Change of Control.

2.            Section 5.4 of the Plan is deleted in its entirety and replaced with the following:

5.4	Time and Mode of Payment of Award

Except as otherwise provided herein, the Company shall pay each award in cash in a single lump sum on the first day of the third month immediately following the last day of the Plan Period.

In the event of a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of a Company, as defined under Code Section 409A and the regulations promulgated thereunder (each event constitutes a “Change of Control”), prior to the end of the Plan Period, each Participant shall receive payment of an award based upon the achievement of the goals defined in his/her Annex incorporated by reference to the Plan, as adjusted based on the attendant circumstances and prorated based on the portion of the Plan Period completed as of the date of the Change in Control relative to the entire Plan Period. Such partial award shall be paid in a lump sum on the effective date of the Change of Control and shall constitute the Participant’s entire award available under the Plan. However, if any amount becomes payable due to a Change of Control that occurs during the 2007 calendar year, payment of such amount shall be delayed until January 1, 2008. In the event of such a delay in payment, the amount payable to the Participant shall be increased to reflect earnings at an annual rate of interest equal to 4.75 percent.

In all cases in which an amount is payable upon a fixed date, payment is deemed to be made upon the fixed date if the payment is made at such date or a later date within the same calendar year or, if later, by the 15th day of the third calendar month following the specified date.

3.            Section 5.5 of the Plan is amended by adding the following after the first paragraph therein:

In the event that a partial award becomes payable due to the Participant’s termination of employment (other than on account of death) and such Participant is a Specified Employee, as determined under Code Section 409A and the regulations promulgated thereunder, payment shall be made on the first day of the seventh month immediately following the Participant’s termination of employment if such date is later than the date such amount would otherwise be paid. In the event of such a delay in payment, the amount payable to the Participant shall be increased to reflect earnings at an annual rate of interest equal to 4.75 percent.

IN WITNESS WHEREOF, this Amendment is executed this 15th day of May, 2007.

TALX Corporation

By:	/s/ William W. Canfield
William W. Canfield President and Chief Executive Officer